Exhibit 5.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in this registration statement of Enbridge Inc. (the “Corporation”) on Form F-10 (the “Registration Statement”) of our report to the shareholders of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2006 and 2005 and the consolidated statements of earnings, retained earnings and cash flows of the Corporation for each of the years in the three year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006. Our report is dated February 21, 2007.
Chartered Accountants
Calgary, Alberta, Canada
March 21, 2007